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                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated February 28, 2003, except for note 9 as to which the date is March 14, 2003, accompanying the consolidated financial statements included in the Annual Report of Mace Security International, Inc. on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mace Security International, Inc. on Form S-3 (File No. 333-87981, filed September 28, 1999, amended December 27, 1999, File No. 333-34096, filed April 5, 2000, and File No. 333-34536, filed April 11, 2000); Form S-4 (File No. 333-89717, filed on October 26, 1999, amended December 21, 1999) and Forms S-8 (File No. 333-31757, filed on July 22, 1997 and File No. 333-93311, filed on December 21,
1999).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
February 28, 2003